Exhibit 99.1

Gulf Resources Provides Guidance for 3rd Quarter and Full Year 2021

September 14, 2021 08:30 ET | Source: Gulf Resources, Inc.

SHOUGUANG, China, Sept. 14, 2021 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq: GURE) ("Gulf Resources", "we", or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today provides net revenue and net income guidance for the 3rd Quarter and full year of 2021.

All estimates provided below are based on the current outlook and all exclude unexpected nonrecurring and non-operational factors.

In the 3rd Quarter 2021, the price of bromine has declined slightly from the record levels of the second quarter but is still near historic levels. Based on the production levels through the first two months and one week of the quarter, the company currently expects net revenues of between $16.2 and $16.7 million. This compares to net revenues of $11.1 million in the 2nd quarter of 2021 and $10.5 million in the same quarter of 2020.

The company believes it will make a net income in the 3rd quarter of between $4.0 and $4.7million. This compares to a net loss of $2.9 million in the same quarter of 2020 and net loss of $2.7 million in the 2nd quarter of 2021

While it is too soon to project the full year with certainty, at the present time, we are expecting net revenues of between $46.0 and $46.7 million. In 2020, we had net revenues of $28.2 million.

In the first 6 months of 2021, we had net revenues of $16.4 million. Based on our estimates for the 3rd quarter, we are also currently expecting a strong 4th quarter, despite the likelihood of seasonal shutdowns. In 2020, we had net revenues of $10.5 million in the third quarter and $11.8 million in the fourth quarter.

In addition, we are projecting a net income for the year 2021 of between $4.0 and $4.6 million. In 2020, we had a net loss of $8.4 million. In the first 6 months of 2021, we had a net loss of $5.2 million. This means we currently expect strong profits in both the 3rd and 4th quarter 2021.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit http://www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the ongoing impact of COVID-19 pandemic, uncertainties associated with obtaining governmental approvals, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com